CUSIP No. 719358301	13G	Page 9 of 9 Pages

Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the shares of Common Stock of Photomedex, Inc. dated as of February 16, 2010, is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(c) under the Securities Exchange Act of 1934.

Date: February 16, 2010	LEAP TIDE CAPITAL MANAGEMENT, INC.,
a Delaware corporation

/s/ Jan Loeb
	By:	Jan Loeb
	Its:	President

Date: February 16, 2010	/s/ Jan Loeb
Jan Loeb